Option to Renew

This "Option to Renew Agreement" is dated July 19, 2018, 2018 between Diego Pellicer Worldwide Inc. ("Sublessor") and Diego Pellicer Inc. ("Sublessee"). Whereas the Sublessee desires to exercise its option to renew its sublease, per "Exhibit # 5" of the original sublease dated March 1, 2014, and the Sublessor desires to sublet to Sublessee the space commonly known as the "Premises", located at 2215 4th Avenue S., Seattle, WA 98134.

The following terms and conditions shall take precedent over "Exhibit # 5" of the original sublease dated March 1, 2014.

Option Term Rent

Years	Weekly	Monthly	Annually
1 – 5	$5,538.46	$24,000	$288,000

Diego Pellicer Inc. ("Sublessee"), agrees to continue weekly rent payments (in advance) per the schedule above.

Upon full execution of this agreement, Diego Pellicer Inc. ("Sublessee"), all unpaid rent, buildout charges, interest, or other fees that may have accrued under the Sublease prior to the execution of this Agreement are forgiven and Sublessor does not owe Diego Pellicer Worldwide Inc. ("Sublessor"), any back (accrued) rent or buildout charges. The account is current with no forwarding balance.

All other terms and conditions of the original Sublease dated March 1, 2014 (attached) shall remain in full force & effect, with exception of the terms and condition listed above.

This "Option to Renew Agreement" is agreed upon this 19th day of July -2018.

[signature]	Ron Throgmartin
Diego Pellicer Inc. ("Sublessee")	Diego Pellicer Worldwide Inc. ("Sublessor")
By: Alejandro Canto	By: Ron Throgmartin
Title: Owner/CEO.	Title: CEO